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                                                                  EXHIBIT 99(12)

Mark Albright, Esq.
(NV Bar #1394)
ALBRIGHT, STODDARD, WARNICK & ALBRIGHT
801 S.  Rancho Drive
Quail Park Suite D-4
Las Vegas, NV 89106
Tel: (702) 384-7111
Fax: (702) 384-0605

Michael D. Braun
Patrice L. Bishop
STULL, STULL & BRODY
10940 Wilshire Boulevard, Suite 2300
Los Angeles, CA 90024
Tel: (310) 209-2468
Fax: (310) 209-2087

Attorneys for Plaintiff
Additional Counsel Listed on Signature Page

                                 DISTRICT COURT

                              CLARK COUNTY, NEVADA

JAMES L. GUY, on Behalf of Himself and All    ) CASE NO.
Others Similarly Situated,                    )
                                              )
                      Plaintiff               ) CLASS ACTION
                                              )
             v.                               ) COMPLAINT FOR BEACH OF FIDUCIARY
                                              ) DUTY AND SELF-DEALING
WILTEL COMMUNICATIONS GROUP, INC.,            )
JEFF K. STOREY, IAN M. GUMMING, ALAN          )
J. HIRSCHFIELD, JEFFREY C. KEIL, JOSEPH       ) DEMAND FOR TRIAL BY JURY
S. STEINBERG, I.  PATRICK COLLINS,            )
WILLIAM H. CUNNINGHAM, MICHAEL                ) ARBITRATION EXEMPTION
DIAMENT, MICHAEL P. RESSNER, and              ) CLAIMED - CLASS ACTION
LEUCADIA NATIONAL CORP., Inclusive,           )
                                              )
                      Defendants              )
                                              )
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             Complaint for Breach of Fiduciary Duty and Self-Dealing




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     Plaintiff, by his undersigned attorneys, for his complaint against defendants, alleges upon knowledge as to himself and his own acts, and upon information and belief as to all other matters, as follows:

                              NATURE OF THE ACTION

     1. This is a stockholders' class action on behalf of the public stockholders of WilTel Communications Group Inc. ("WilTel" or the "Company"), against the Company, its directors and controlling shareholder, regarding its controlling shareholders' exchange offer to purchase all outstanding shares of WilTel that the controlling shareholder does not already own. The Class includes all shareholders of WilTel common stock, other than defendants.

     2. Defendant Leucadia National Corp. ("Leucadia") owns 47% of the outstanding shares of WilTel, and is the controlling shareholder of WilTel.

     3. WilTel, previously known as Williams Communications Group Inc. ("WCG") was spun off by energy firm Williams Companies Inc. in 2001. WilTel emerged from bankruptcy in October 2002 with the help of a Leucadia investment.

     4. Leucadia is a New York based investment company. On May 15, 2003, Leucadia announced that it had sent a letter to WilTel's board of directors offering to acquire all outstanding shares of WilTel common stock that it does not already beneficially own for 0.3565 Leucadia shares for each WilTel share owned (the "Proposed Transaction").

                             JURISDICTION AND VENUE

     5. This Court has jurisdiction of this litigation. The violations of law complained of herein occurred in Clark County, and the amounts in controversy exceed the jurisdictional minimum of this Court. Venue is properly laid in this district. WilTel is incorporated in this state.

                                     PARTIES

     6. Plaintiff James L. Guy is a stockholder of WilTel.


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             Complaint for Breach of Fiduciary Duty and Self-Dealing




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     7. Defendant WilTel delivers voice, data, video and Internet Protocl services to telecommunications carriers, Internet service providers and media and entertainment companies. Defendant WilTel is a Nevada corporation.

     8. Defendant Jeff K. Storey is, and at all times herein relevant has been, Chief Executive Officer of the Company and a Director of the Company.

     9. Defendant Ian M. Gumming is, and at all times herein relevant has been, a Director of the Company. Defendant Gumming is one of the four members of WilTel's board of directors designated to the board by defendant Leucadia pursuant to the Stockholders Agreement dated October 15, 2002.

     10. Defendant Alan J. Hirschfield is, and at all times herein relevant has been, a Director of the Company. Defendant Hirschfield is one of the four members of WilTel's board of directors designated to the board by defendant Leucadia pursuant to the Stockholders Agreement dated October 15, 2002.

     11. Defendant Jeffrey C. Keil is, and at all times herein relevant has been, a Director of the Company. Defendant Keil is one of the four members of WilTel' s board of directors designated to the board by defendant Leucadia pursuant to the Stockholders Agreement dated October 15, 2002.

     12. Defendant Joseph S. Steinberg is, and at all times herein relevant has been, a Director of the Company. Defendant Steinberg is one of the four members of WilTel's board of directors designated to the board by defendant Leucadia pursuant to the Stockholders Agreement dated October 15, 2002.

     13. Defendant J. Patrick Collins is, and at all times herein relevant has been, a Director of the Company. Defendant Collins is one of the four members of WilTel's board of directors designated to the board by the Official Committee of Unsecured Creditors of WCG.


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             Complaint for Breach of Fiduciary Duty and Self-Dealing




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     14. Defendant William H. Cunningham is, and at all times herein relevant has been, a Director of the Company. Defendant Cunningham is one of the four members of WilTel's board of directors designated to the board by the Official Committee of Unsecured Creditors of WCG.

     15. Defendant Michael Diament is, and at all times herein relevant has been, a Director of the Company. Defendant Diament is one of the four members of WilTel's board of directors designated to the board by the Official Committee of Unsecured Creditors of WCG.

     16. Defendant Michael P. Ressner is, and at all times herein relevant has been, a Director of the Company. Defendant Ressner is one of the four members of WilTel's board of directors designated to the board by the Official Committee of Unsecured Creditors of WCG.

     17. Defendant Leucadia is a New York investment company, formerly known as Talcott National Corp. Defendant Leucadia owns approximately 47% of the outstanding shares of WilTel's common stock. Leucadia is incorporated and headquartered in New York.

     18. The defendants named in [p][p] 8-l6 are sometimes collectively referred to herein as the Individual Defendants."

     19. The Individual Defendants as officers and/or directors of WilTel have a fiduciary relationship and responsibility to plaintiff and the other common public stockholders of WilTel and owe to plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor. Defendants WilTel and Leucadia have aided and abetted the Individual Defendants in their breaches of fiduciary duties.

     20. By virtue of their positions as directors and/or officers of WilTel, the Individual Defendants have, and at all relevant times had, the power to control and influence, and did control and influence and cause WilTel to engage in the practices complained of herein.

     21. Each defendant herein is sued individually as a conspirator and aider and abettor, as well as in the case of the Individual Defendants, in their capacity as a director of WilTel, and the liability of each arises from the fact that each engaged in and/or aided and abetted all or part of the unlawful acts, plans or transactions complained of herein.


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             Complaint for Breach of Fiduciary Duty and Self-Dealing




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                            CLASS ACTION ALLEGATIONS

     22. Plaintiff brings this action individually on his own behalf and as a Class action, on behalf of all stockholders of WilTel (except Defendants herein, and any person, firm, trust, corporation, or other entity related to or affiliated with any of the Defendants) and their successors in interest, who are or will be threatened with injury arising from Defendants' actions as more fully described herein (the "Class").

     23. This action is properly maintained as a Class action.

     24. The Class is so numerous that joinder of all members is impracticable. As of April 30, 2003, there were approximately 50 million shares of WilTel common stock outstanding. The disposition of their claims in a Class action will be of benefit to the parties and the Court. The record holders of WilTel's common stock can be easily determined from the stock transfer journals maintained by WilTel or its agents.

     25. A Class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted, and no unusual difficulties are likely to be encountered in the management of this action as a Class action.

     26. There is a well-defined community of interests in the questions of law and fact involved affecting the members of the Class. Among the questions of law and fact which are common to the Class, which predominate over questions affecting any individual Class member are, inter alia, the following:

          a. whether the Proposed Transaction is potentially beneficial to the public stockholders of WilTel;

          b. whether Defendants will give due consideration to the Proposed Transaction;

          c. whether Defendants willfully and wrongfully failed or refused to obtain or attempt to obtain other potential offers for WilTel;


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          d.   whether Defendants have willfully and wrongfully actively
               attempted to dissuade and interfere with the ability of the Company to attract potential suitors for WilTel;

          e. whether Defendants have breached or aided and abetted the breach of the fiduciary and other common law duties owed by them to Plaintiff and the other members of the Class; and

          f. whether Plaintiff and the other members of the Class have been damaged and what is the proper measure of damages.

     27. Plaintiff is a member of the Class and is committed to prosecuting this action. He has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and Plaintiff has the same interests as the other members of the Class. Plaintiff does not have interests antagonistic to or in conflict with those he seeks to represent. Plaintiff is an adequate representative of the Class.

     28. The likelihood of individual Class members prosecuting separate individual actions is remote due to the relatively small loss suffered by each Class member as compared to the burden and expense of prosecuting litigation of this nature and magnitude. Absent a Class action, the Defendants are likely to avoid liability for their wrongdoing, and Class members are unlikely to obtain redress for their wrongs alleged herein. This Court is an appropriate forum for this dispute.

                               FACTUAL BACKGROUND

     29. On October 16, 2002, WCG announced that it had has completed its financial restructuring and emerged from Chapter 11 proceedings as WilTel.

     30. Under the Plan of Reorganization, as approved by the United States Bankruptcy Court for the Southern District of New York on September 30, 2002, the Company emerged with a new $375 million credit facility and no other substantial debt obligations other than those


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related to its headquarters building. More importantly, existing shares of WCG were canceled, and the Company issued the outstanding 50 million WilTel shares.

     31. As part of the restructuring, Leucadia invested $150 million in the Company and purchased the claims of The Williams Companies for $180 million,

     32. Common shares of WilTel trade on Nasdaq National Market under the ticker symbol "WTEL." The first shares were publicly traded on November 26, 2002.

                       DEFENDANTS BREACH OF FIDUCIARY DUTY

     33. On May 15, 2003, Leucadia announced the Proposed Transaction, wherein Leucadia would acquire the approximately 53% of WilTel shares outstanding which Leucadia does not own.

     34. According to the letter Sent to WilTel's board of directors and filed with the Securities and Exchange Commission ("SEC") on May 15, 2003, the Proposed Transaction is a Permitted Investor Tender Offer negotiated as part of the 2002 Stockholders Agreement between WilTel and Leucadia. Leucadia will commence the Proposed Transaction as a registered exchange offer. The Proposed Transaction will have a non-waivable condition that the holders of at least a majority of the shares that are not beneficially owned by Leucadia have tendered and not withdrawn their shares. If Leucadia is able to acquire 90% or more of the outstanding WilTel shares, Leucadia intends to effect a backend merger at the same terms as offered in the Proposed Transaction.

     35. If the transaction is consummated, and all the publicly held WilTel shares are acquired by Leucadia, the former stockholders of WilTel will own approximately 13.6% of Leucadia.

     36. By reason of the Individual Defendants' positions with WilTel and Leucadia, the Individual Defendants axe in possession of non-public information concerning the financial conditions and prospects of both companies and are duty-bound to maximize the shareholder value of the minority shareholders. The Individual Defendants have clear and material conflicts


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             Complaint for Breach of Fiduciary Duty and Self-Dealing




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of interest and their primary reason for effecting the buyout is to better the interests of Leucadia and/or themselves at the expense of WilTel's public shareholders.

     37. Each of the Board members identified herein have irremediable conflicts of interest and cannot be expected to act in the best interest of WilTel's minority public stockholders in connection with this proposed buyout.

     38. The purpose of the Proposed Transaction is to enable Leucadia to gain control of the approximate 53% of its shares owned by the Class, and avoid having the shares fall in the possession of hostile parties.

     39. Defendants, and each of them, have aided and abetted Leucadia in its breach of fiduciary duty by, infer alia:

          a. using confidential proprietary corporate information to analyze and prepare Leucadia's takeover plan;

          b.   attempting to acquire the Company for less than fair value;

          c. planning the Proposed Transaction to take advantage of the lack of full disclosure of all material facts to the Company's shareholders; and

          d. attempting to lock-out other potential bidders by timing and structuring the transaction in a manner to make other bids more difficult and unlikely to occur.

     40. The proposed buyout is wrongful, unfair and harmful to WilTel's minority public stockholders, and represents an effort by the defendants to aggrandize their own financial positions and interests at the expense of and to the detriment of class members. The buyout is an attempt to deny plaintiff and the other members of the Class the true value of WilTel's valuable assets and future growth in profits and earnings, while usurping the same for the benefit of Leucadia and its shareholders.

     41. As a result of defendants' unlawful actions, plaintiff and the other members of the Class will be damaged in that they will not receive their fair portion of the value of WilTel's


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assets and business and will be prevented from obtaining the real value of their equity investment in WilTel.

     42. There is a well-defined community of interest in the questions of law and fact 6 involved affecting the parties to be represented. Questions of fact common to the class include, infer alia, whether the Individual Defendants and Leucadia breached or axe breaching or threatening to breach their fiduciary duties by:

          a. allowing Leucadia to use confidential proprietary information belonging to the Company to analyze, prepare and consummate Leucadia's plan to takeover the Company;

          b.   attempting to takeover the Company for less than fair value;

          c. failing to encourage or permit competing bids from other bidders operating with the same advantages as Leucadia, including, but not limited to the same access to confidential corporate information for the purposed of the analysis and preparation of competing bids;

          d. failing to make full disclosure of all material facts to the Company's shareholders regarding the plans for the acquisition transaction; and

          e. failing to take other steps to ensure the highest possible price is obtained, without showing favor to Leucadia.

     43. Defendant Leucadia has utilized confidential proprietary corporate information to analyze and prepare its acquisition plan, which information is not and has not been available to any other potential persons who may be interested in acquiring the Company or its assets. In addition, Leucadia has used its insider position and control of the Company to discourage attempts to acquire, merge or take over WilTel by other business entities willing to pay a higher price or offer more favorable terms to the shareholders.

     44. Having positioned the Company and its stock price in the manner set forth above, defendant Leucadia stands to realize millions of dollars of value which actually belong to the


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public shareholders of the Company by acquiring control of the Company at an artificially low price, without a full and fair auction of the Company.

     45. In light of the foregoing, plaintiff demands that the Individual Defendants and Leucadia, as their fiduciary obligations require, immediately:

          (1) Undertake an independent evaluation of WilTel's worth as an acquisition candidate.

          (2) Undertake an independent evaluation of WilTel's worth as an investment candidate.

          (3) Retain independent advisors and appoint a truly independent committee so that the interests of WilTel's minority public stockholders will be protected and the Leucadia offer will be considered and negotiated in the interest of WilTel's public stockholders.

          (4) Adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to maximize stockholder value or, if such conflicts exist, to ensure that all conflicts be resolved in the best interests of WilTel's public stockholders.

          (5) If an acquisition transaction is to go forward, require that it be approved by a majority of WilTel's minority stockholders.

     46. As a result of the defendants' failure to take such steps to date, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive the fair value of WilTel's assets and business, and have been and will be prevented from obtaining a fair price for their minority interest.

     47. Defendants are engaging in self dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.

     48. As a result of the defendants' unlawful actions, plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for WilTel's assets and business and will be prevented from obtaining the real value of their equity ownership in WilTel. Unless the proposed acquisition is enjoined by the Court, defendants will continue to


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breach their fiduciary duties owed to plaintiff and the members of the Class, will not engage in arm's-length negotiations on the acquisition terms, and will not supply to WilTel's minority stockholders sufficient information to enable them to cast informed votes on the proposed acquisition and may consummate the proposed acquisition, all to the irreparable harm of the members of the Class.

     49. Plaintiff and the other members of the Class have no adequate remedy at law.

                                PRAYER FOR RELIEF

     WHEREFORE, plaintiff prays for judgment and relief as follows:

     1. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

     2. Declaring that defendants have breached and/or are aiding and abetting breaches of fiduciary and other duties to plaintiff and the other members of the Class;

     3. Entering an order requiring defendants to take the steps set forth herein;

     4. Preliminarily and permanently enjoining the defendants and their counsel, agents employees and all persons acting under, in concert with, or for them, from proceeding with, consummating or closing the proposed transaction;

     5. In the event the squeeze out is consummated, rescinding it and setting it aside;

     6. Awarding compensatory damages against defendants, individually and severally, as the facts may justify, in an amount to be determined at trial, together with prejudgment interest thereon at the maximum rate allowed by law from date of judicial demand until paid;

     7. Awarding costs and disbursements, including plaintiff's counsel's fees and experts' fees; and

     8. Granting such other and further relief as the Court may deem just and proper.


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                                   JURY DEMAND

     Plaintiff demands a trial by jury.

Dated: May 16, 2003

                                       ALBRIGHT, STODDARD, WARNICK & ALBRIGHT


                                       By: \s\ Mark Albright
                                          --------------------------------------
                                          Mark Albright
                                          801 S. Rancho Drive
                                          Quail Park Suite D-4
                                          Las Vegas, NV 89106
                                          Tel: (702) 384-7111
                                          Fax: (702) 384-0605

                                          Michael D. Braun
                                          Patrice L. Bishop
                                          STULL, STULL & BRODY
                                          10940 Wilshire Boulevard, Suite 2300
                                          Los Angeles, CA 90024
                                          Tel: (310) 209-2468
                                          Fax: (310) 209-2087

                                          Jules Brody
                                          STULL, STULL & BRODY
                                          6 East 45th Street
                                          New York, NY 10017
                                          Tel: (212) 687-7230
                                          Fax: (212) 490-2022

                                          Attorneys for Plaintiff


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                         STATEMENT OF DIFFERENCES
                         ------------------------

The paragraph symbol shall be expressed as.............................. [p]